Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

TEREX AND KONECRANES TO COMBINE IN AN ALL-STOCK MERGER

COMBINATION OF TWO HIGHLY COMPLEMENTARY BUSINESSES TO CREATE A GLOBAL LEADER IN LIFTING & MATERIAL HANDLING SOLUTIONS

•	Creates an industry leader with expected $10.0 billion in pro forma 2014 revenue

•	Results in a stronger more competitive global lifting and material handling company

•	Expected to be accretive to both companies' shareholders in first full year

•	Identified annual after-tax synergies of at least $119 million

•	New Company plans to authorize a $1.5 billion share repurchase and initial annual dividend of approximately $1.15 per share

WESTPORT, CT AND HYVINKAA, FINLAND, August 11, 2015 -- Terex Corporation (NYSE: TEX) ("Terex") and Konecranes Plc (Helsinki: KCR1V.HE) ("Konecranes") today jointly announced that their respective Boards of Directors have unanimously approved a definitive business combination agreement and the resulting all-stock merger of equals.

Konecranes and Terex will combine to create a single company with estimated pro forma 2014 revenues and EBITDA of $10.0 billion and $845 million, respectively. Upon completion of the transaction, Terex shareholders will own approximately 60% of the combined company and Konecranes shareholders will own approximately 40%. The new company will be named Konecranes Terex Plc and will be incorporated in Finland.

Compelling Strategic Rationale

The combination will bring together two complementary leaders in cranes, materials handling, and equipment servicing solutions to create a premier industrial company. The combined company is expected to create enhanced shareholder value in a variety of ways, among them:

•	Increased global scale with enhanced competitiveness to rival low-cost emerging market players;
•	Broader presence in key sectors with greater opportunity to capitalize on growth trends in the port and industrial sectors as well as services;
•	More robust portfolio of complementary products and customer solutions;
•	Critical scale for further technology development and enhanced R&D;
•	Significant operational and corporate synergies and complimentary geographic profiles; and
•	Strong balance sheet and cash flow generation to support growth and return of capital to shareholders

Terex CEO Ron DeFeo commented "This merger brings together two great businesses and through synergies provides another lever that is within our control to deliver value-creation to both the shareholders of Terex and Konecranes. We have a deep respect for Konecranes and look forward to joining forces with them to build a stronger and more diverse company that will be in an excellent position to succeed in a dynamic and highly competitive global industry."

"The combination of Konecranes and Terex is a defining step in the history of both companies," added Stig Gustavson, Chairman of Konecranes. "With a focus on Lifting and Material Handling solutions, Konecranes Terex will be in an excellent position to deliver enhanced growth in revenue and margins through several strategic advantages, including significant cross-selling opportunities. There is a common culture between the two organizations, with both companies having long histories of designing competitive and innovative solutions. Together, we will have the opportunity to expand what Konecranes and Terex have built and become even stronger in the future."

Governance and Management

Upon close of the transaction, the combined company will appoint nine Directors comprised of five Terex Directors and four Konecranes Directors. The Konecranes Chairman and the Terex CEO will become, respectively, the Chairman and the CEO of the combined company at closing.  The combined company will maintain significant headquarters in Westport, Connecticut USA and Hyvinkää, Finland.  Following completion of the transaction, Konecranes Terex Plc is expected to have approximately 32,000 employees worldwide.  The combined company is planned to be listed on Nasdaq Helsinki and New York Stock Exchange.

Approvals and Timing

The transaction is subject to approval by Terex shareholders, by Konecranes shareholders, regulatory approvals and customary closing conditions. Closing is expected to occur during the first half of 2016.
Conference Call
Terex Corporation and Konecranes Plc will be hosting a conference call at 8:30 am Eastern on Tuesday, August 11 2015 to provide an overview of the transaction and answer analysts' questions.
Investors in North America can access the call by dialing 877-726-6603.  For investors outside of North American can access the call by dialing 706-634-5517. No passcode will be required; referencing the Terex Konecranes call will be sufficient. The conference call also will be available live on the company's website at www.Terex.com. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection.
Advisors

Credit Suisse Securities (USA) LLC is serving as exclusive financial advisor to Terex and Fried Frank Harris Shriver & Jacobson LLP, Bryan Cave LLP and Avance Attorneys Ltd are acting as legal counsel to Terex.  Perella Weinberg Partners is serving as financial advisor to Konecranes and Skadden, Arps, Slate, Meagher & Flom LLP and Roschier, Attorneys Ltd. are providing legal counsel to Konecranes.

About Konecranes

Konecranes is a world-leading group of Lifting BusinessesTM, serving a broad range of customers, including manufacturing and process industries, shipyards, ports and terminals. Konecranes provides productivity-enhancing lifting solutions as well as services for lifting equipment and machine tools of all makes. In 2014, Group sales totaled $2.7 billion. The Group has approximately 12,000 employees at 626 locations in 48 countries. Konecranes is listed on the NASDAQ OMX Helsinki (symbol: KCR1V).

About Terex

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.Terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

Important Information For Investors And Shareholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction between Terex and Konecranes, Terex and Konecranes will file relevant materials with the Securities and Exchange Commission (the "SEC"), including a Konecranes registration statement on Form F-4 that will include a proxy statement of Terex that also constitutes a prospectus of Konecranes, and a definitive proxy statement/prospectus will be mailed to stockholders of Terex. INVESTORS AND SECURITY HOLDERS OF TEREX ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Terex or Konecranes through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Terex will be available free of charge on Terex's internet website at www.Terex.com.

Terex, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Terex is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 1, 2015.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex and Konecranes may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release.

Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

APPENDIX 1: PRELIMINARY COMBINED FINANCIAL INFORMATION

The unaudited financial information presented below is based on adjusted figures from Konecranes' IFRS-based and Terex's US GAAP-based audited financial statements for the full year 2013 and 2014 as such without adjusting them in any way to represent uniform accounting principles.

The combined financial information is for illustrative purposes only. The combined financial information gives an indication of the combined company's sales and earnings assuming the activities were included in the same company from the beginning of each period. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information as purchase price allocation, differences in accounting standards, differences in accounting principles and transaction costs have not been taken into account. The combined financial information assumes the transaction to be treated as reverse acquisition for accounting purposes. The difference between transaction value, which has been calculated based on the closing price of Konecranes' shares as of August 7, 2015 and Konecranes' book equity has been allocated to non-current assets. The expected synergies have not been included.

For the purposes of financial reporting, the actual combined financials will, however, be determined on the basis of IFRS and/or US GAAP, applied consistently, and will be calculated based on the transaction value and the fair values of the identifiable assets and liabilities at the closing date of the company that is ultimately determined to be treated as acquired entity for accounting purposes. Income statement and balance sheet items could therefore differ significantly from the combined financial information presented below.

This stock exchange release also contains non-GAAP measures (GAAP being IFRS for Konecranes and US GAAP for Terex). These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. The non-GAAP measures of Konecranes and Terex may not be comparable. For a reconciliation between reported and non-GAAP/adjusted information for Terex please see the reports and presentations for Q4 2014 and Full Year 2014.

Combined statement of income (reported adjusted numbers for continuing operations) and statement of cash flow information for illustrative purposes. No adjustments made to align the accounting principles.
	2014			2013
USD million	Combined Company	Konecranes Adjusted	Terex Adjusted	Combined Company	Konecranes Adjusted	Terex Adjusted

Net Sales	9,981.0	2,672.1	7,308.9	9,872.0	2,788.0	7,084.0
EBITDA (2)	845.0	215.5	629.5	828.4	205.3	623.1
D&A (1)	(205.3)	(57.3)	(148.0)	(194.9)	(51.9)	(143.0)
EBIT (2)	639.7	158.2	481.5	633.5	153.4	480.1
Financial Items	(131.6)	(11.2)	(120.4)	(130.5)	(12.0)	(118.5)
Taxes (2)	(137.0)	(44.9)	(92.1)	(154.4)	(48.9)	(105.5)
Non Controlling Interest	(0.5)	-	(0.5)	5.1	-	5.1
Net Income	370.6	102.1	268.5	353.7	92.5	261.2

Net cash from operating	607.8	197.1	410.7	348.2	159.7	188.5
Capital expenditure	(137.3)	(55.8)	(81.5)	(159.5)	(76.7)	(82.8)
Average EUR/USD rates of 1.329 and 1.328 have been used for 2014 and 2013 respectively.
Combined balance sheet for illustrative purposes. No adjustments made to align the accounting principles.
	12/31/2014			12/31/2013
USD million	Combined Company	Konecranes Adjusted	Terex Adjusted	Combined Company	Konecranes Adjusted	Terex Adjusted

Non current assets	4,457.5	607.5	2,571.8	4,773.5	665.7	2,897.3
Inventories	1,868.2	407.3	1,460.9	2,062.1	448.9	1,613.2
Other current assets	2,077.0	659.9	1,417.1	2,365.0	746.9	1,618.1
Cash	597.1	118.9	478.2	590.4	182.3	408.1
Total Assets	8,999.8	1,793.7	5,928.0	9,791.1	2,043.9	6,536.7

Total Equity	3,862.7	545.4	2,039.1	4,038.4	613.0	2,214.8
Non current liabilities	2,589.4	343.6	2,245.8	2,916.4	319.2	2,597.2
Current liabilities	2,547.7	904.6	1,643.1	2,836.4	1,111.7	1,724.7
Total Equity and liabilities	8,999.8	1,793.7	5,928.0	9,791.1	2,043.9	6,536.7

Interest-bearing debt	2,089.2	300.4	1,788.8	2,417.6	440.9	1,976.7
Interest-bearing net debt	1,492.1	181.5	1,310.6	1,826.8	258.2	1,568.6

Year-end EUR/USD rates of 1.214 and 1.379 have been used for 2014 and 2013 respectively.
(1)	D&A for Terex includes depreciation, amortization, and bank fee amortization not included in Income (loss) from operations.
(2)
Konecranes adjusted EBITDA excludes restructuring costs of $4.3 million in 2014 and $18.7 million in 2013 compared to the corresponding IFRS statement of income. Adjusted EBIT excludes restructuring costs of $4.3 million in 2014 and $41.0 million in 2013. The tax effect of the excluded restructuring items have increased taxes by $1.3 million in 2014 and $14.2 million in 2013 compared to the IFRS statement of income.